                                                                 Exhibit: (b)(1)

(LASALLE BANK LOGO)                          LASALLE BANK, N.A.
                                             One Metropolitan Square
                                             211 North Broadway, Suite 4050
                                             St. Louis, Missouri 63102-2711
                                             (314) 613-1902
                                             Fax: (314) 621-1612
                                             andrew.dawson@abnamro.com

                                             ANDREW K. DAWSON
                                             First Vice President and
                                             Deputy Division Head

February 27, 2004

Mr. Michael Coleman
Chairman and CEO
Integrity Media, Inc.
1000 Cody Road
Mobile, AL 36695

Dear Mike:

LaSalle Bank N.A. (the "Bank" or "LBNA") is pleased to provide you with the following $22,636,666 financing commitment. In addition, while use of interest rate protection products is not required, the Bank has obtained credit approval sufficient to support interest rate protection products on a notional amount of $11,000,000. Terms and conditions of the commitment are as follows:

BORROWERS:     Integrity Media, Inc., Integrity Publishers, Inc., Integrity
               Direct, LLC and INO Records, LLC.

FACILITIES:    1)   $12,000,000 secured Line of Credit with a $1,000,000
                    sub-limit for the issuance of trade and/or standby letters of credit.
               2)   $6,200,000 secured Term Loan A.
               3)   $4,436,666 secured Mortgage Term Loan B.
                    BALANCES ASSUME A CLOSING DURING 2Q 2004.

GUARANTOR:     N/A

PURPOSE:       1)   Finance ongoing working capital requirements, and general
                    corporate purposes.
               2)   To refinance existing senior indebtedness and to fund a
                    portion of the pending corporate finance transaction.
               3)   To refinance existing senior indebtedness.

MATURITY:      1-3) Five years from closing.

RATE: At the option of Borrower; interest on all loans shall accrue at one of the following indices plus the applicable margin ("Applicable Margin") for such index selected as shown under the Pricing section below:

               LIBOR: The London Interbank Offered Rate ("LIBOR") as quoted by LBNA, for one, two, three or six month ("Interest Period") dollar deposits as offered by LaSalle to prime international lenders in the offshore market at 11:00 am London time three business days prior to the borrowing date, adjusted for statutory reserve requirements.

               Base Rate: The higher of (a) the rate publicly announced from time to time by LaSalle as its "Prime Rate" and (b) the Federal Funds Rate plus one-half of one percent per annum.

               Calculations: All calculations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall be payable quarterly in arrears, in the case of the Base Rate option, and on the last day of each interest period in the case of the LIBOR option, however, in no event less than every three months.
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[LASALLE BANK LOGO]

APPLICABLE        Tied to the Senior Leverage Ratio (vs. prior Total Leverage
MARGIN:           ratio); LIBOR options include 1, 2, 3, or 6 month contracts.

                                           Facility 1     Facility 2/3
                    Senior Debt to           LIBOR           LIBOR         Facility 1/2/3     Line of Credit
                        EBITDA              Margin          Margin             Prime            Unused Fee
                  -----------------       -----------     ------------     --------------     --------------
                   > 2.00 - 2.50x           300 bps         325 bps            75 bps              50 bps
                   -
                  > 1.50x - < 2.00x         275 bps         300 bps            50 bps            37.5 bps
                  -
                  > 1.00x - < 1.50x         250 bps         275 bps            25 bps              25 bps
                  -
                       < 1.00               225 bps         250 bps            25 bps              25 bps

FEES:             UNUSED FEE:       - Tied to pricing ratio (see grid above);
                                      payable quarterly in arrears.
                  L/C FEE:          - Equal to the applicable Facility 1 LIBOR
                                      Margin; payable quarterly in arrears.
                  AMENDMENT FEE:    - 0.50% on the incremental increase of $3.0
                                      million on the line of credit ($15,000)
                                      NEW.
                                    - 1.00% on the $1.5 million incremental
                                      increase to Term Loan A ($15,000) NEW.

REPAYMENT:        1) Revolving, interest payable quarterly.
                  2) Quarterly principal payments of $258,333 plus interest;
                     total annual payments of $1,033,333; 6-year amortization; balloon at maturity of $1,033,333.
                  3) Quarterly principal payments of $73,944 plus interest;
                     total annual payments of $295,778; 15-year amortization; balloon at maturity of $2,957,777.

COLLATERAL:       Secured by a first perfected lien on all assets of the
                  Company, including but not limited to the following: accounts receivable, inventory, real estate, copyrights, song catalogs, product masters, and general intangibles. In addition, LBNA has a 65% pledge on the stock of the foreign subsidiary, Sarepta. Advances under the line of credit will continue to be governed by an 80% advance rate on eligible accounts receivable and a 50% advance rate on eligible inventory. All facilities are cross-defaulted and cross-collateralized, except, the mortgage will only serve as collateral for the term loans.

COVENANTS:
REVISED COVENANT STRUCTURE TO INCLUDE THE FOLLOWING (SPECIFIC LEVELS TO BE NEGOTIATED):

1.  Maximum senior funded debt to EBITDA
2.  Minimum fixed charge ratio
3.  Minimum net worth
4.  Maximum capital expenditures

OTHER
REQUIREMENTS:     A)   Borrower agrees to pay all reasonable expenses
                       associated with the cost of documenting and closing the loans, including but not limited to attorneys fees, UCC filings, and tax lien and judgment searches etc.
                  B)   Borrower agrees to maintain LBNA as its primary bank of
                       account.
                  C)   Loan Documentation satisfactory to LaSalle Bank N.A.
                  D)   No material adverse change in the operating performance
                       of the Borrower.
                  E)   Satisfactory review of corporate finance related
                       structure and documentation.

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(LASALLE BANK LOGO)


         F) Bank commitment subject to the Company successfully raising a minimum of $15,000,000 in unsecured subordinated debt at closing, the terms and conditions of such debt to be acceptable to LaSalle Bank NA.
         G)  No prepayment penalties.
         H)  Customary representations and warranties.
         I)  Customary affirmative and negative covenants.
         J)  Customary events of default.

INDEMNIFICATION:  The Borrower shall indemnify the Bank from and against all losses, liabilities, claims, damages, or expenses relating to the Facility, the Borrower's use of the Facility, including but not limited to, reasonable attorneys fees and settlement costs.

ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT, INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT, ARE NOT ENFORCEABLE. TO PROTECT BORROWER AND THE BANK FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS REACHED BY BORROWER AND THE BANK COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH ARE A COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENTS BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

Mike, on behalf of myself, Bob Holmes and LaSalle Bank N.A., we are pleased to provide you with this financing commitment. We look forward to expanding the relationship between LaSalle Bank and Integrity Media. If not acted upon, this financing commitment will expire on Friday, June 27, 2004 at 5:00 p.m. (CST). Please call me should you have any questions or comments.

Regards,

/s/ Andrew K. Dawson

Andrew K. Dawson


ACCEPTED BY:

/s/ Donald L. Ellington          Sec/Treas - CFO          2/27/04
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Name                             Title                    Date